Exhibits 5 and 23.1

XP Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 December 2019

Dear Sirs

XP Inc.

We have acted as Cayman Islands counsel to XP Inc. (the "Company") to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") relating to the reservation for issuance of 27,590,016 Class A common shares of a par value of US$0.00001 each (the "Shares") upon the granting of certain awards under the XP Inc. Long-Term Incentive Plan (the "Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 29 August 2019 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 30 November 2019 (the "Memorandum and Articles").
1.2	The written resolutions of the board of directors of the Company dated 2 December 2019 and 6 December 2019 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.5	The Plan.
1.6	The Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plan has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.3	All signatures, initials and seals are genuine.
2.4	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.
2.5	No monies paid to or for the account of any party under the Plan or the Registration Statement or any property received or disposed of by any party to the Plan or the Registration Statement in each case in connection with the Plan or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2019 Revision) and the Terrorism Law (2018 Revision), respectively).
2.6	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the Federative Republic of Brazil.
2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
2.8	The Company will receive money or money's worth in consideration (the "Consideration") for the issue of the Shares and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

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3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) of the Cayman Islands directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
4.2	In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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XP Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 December 2019

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

XP Inc. (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.
2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
3	The authorised share capital of the Company is US$35,000 divided into 3,500,000,000 shares of a nominal or par value of US$0.00001 each which comprise (i) 1,000,000,000 Class A Common Shares; (ii) 1,000,000,000 Class B Common Shares; and (iii) 500,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Articles of Association of the Company..
4	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plan.
5	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows:

Guilherme Dias Fernandes Benchimol

Bernardo Amaral Botelho

Carlos Alberto Ferreira Filho

Gabriel Klas da Rocha Leal

Martin Emiliano Escobari Lifchitz

Fabricio Cunha de Almeida

Julio Capua Ramos da Silva

Bruno Constantino Alexandre dos Santos

Guilherme Sant’Anna Monteiro da Silva

Geraldo José Carbone

Francisco Eduardo de Almeida Pinto

Geraldo Travaglia Filho

Maria Helena dos Santos Fernandes de Santana

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
7	Prior to, at the time of, and immediately following the implementation of the Plan the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plan for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
8	Each director of the Company considers the transactions contemplated by the Plan to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
10	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Fabrício Cunha de Almeida
Name:	Fabrício Cunha de Almeida
Title:	Director

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